EXHIBIT 10.1
THIRD AMENDMENT TO OFFICE LEASE

This Third Amendment to Office Lease (the “Third Amendment”), dated November 30, 2009, is made by and between DOUGLAS EMMETT 1993, LLC, a Delaware limited liability company (“Landlord”), with offices at 808 Wilshire Boulevard, Suite 200, Santa Monica, California 90401, and CytRx CORPORATION, a Delaware corporation (“Tenant”), with offices at 11726 San Vicente Boulevard, Suites 650 and 688, Los Angeles, California 90049.

WHEREAS,

A.           DOUGLAS EMMETT JOINT VENTURE, a California general partnership (“DEJV”), pursuant to the provisions of that certain Office Lease dated April 13, 2000 (the “Original Lease”), leased to THE KRIEGSMAN CAPITAL GROUP, LLC, a California limited liability company (“Original Tenant”), and Original Tenant leased from DEJV space in the property located at 11726 San Vicente Boulevard, Los Angeles, California  (the “Building”), commonly known as Suite 650 (the “Original Premises”);

B.           Landlord, Original Tenant and Tenant subsequently entered into that certain Assignment, Assumption and Consent dated July 31, 2003 (the “Assignment”), whereby Original Tenant assigned all of its right, title and interest in and to the Lease to Tenant, and Tenant assumed all of Original Tenant’s obligations under the Original Lease;

C.           Landlord acquired all of DEJV’s interest, right and title in and to the real property and Building in which the Premises are located, becoming successor-in-interest to DEJV and landlord under the Lease;

D.           Landlord and Tenant subsequently entered into that certain First Amendment to Office Lease dated October 14, 2005 (the “First Amendment”), wherein Tenant expanded its occupancy within the Building to include Suite 688 (the “Suite 688”);

E.           Landlord and Tenant subsequently entered into that certain Second Amendment to Office Lease dated March 25, 2008 (the “Second Amendment”);

F.           Tenant wishes to surrender possession of the Original Premises (the “Surrender Space”), lease Suite 600 (the “Expansion Space”) as shown on Exhibit A, re-name the Expansion Space as Suite 650 and extend the Term of the Lease, pursuant to this Third Amendment;

G.           Landlord has conditionally approved Tenant’s lease of the Expansion Space and the surrender of the Original Premises, contingent upon Tenant’s acceptance of and compliance with the provisions of this Third Amendment; and

H.           Landlord and Tenant, for their mutual benefit, wish to revise certain other covenants and provisions of the Lease.

NOW, THEREFORE, in consideration of the covenants and provisions contained herein, and other good and valuable consideration, the sufficiency of which Landlord and Tenant hereby acknowledge, Landlord and Tenant agree:

1.
Confirmation of Defined Terms.  Unless modified herein, all terms previously defined and capitalized in the Lease shall hold the same meaning for the purposes of this Third Amendment.  The Original Lease, as amended by the First Amendment, the Second Amendment and this Third Amendment, shall herein be referred to as the “Lease”.

2.
Extension of Term.  Notwithstanding anything to the contrary contained herein, the Term of the Lease is hereby extended through and including midnight on the last calendar day of the sixtieth (60th) full calendar month after the Expansion Date (as hereinafter defined) (the “Termination Date”).  The period commencing on the Expansion Date and continuing through and including the Termination Date shall be referred to herein as the “Expansion Term”.

3.
Surrender Space and Terms of Surrender.  On or before 11:59 p.m. on the date (the “Surrender Date”) that is the day before the Expansion Date (hereinafter defined), Tenant shall vacate and deliver to Landlord the exclusive possession of the Original Premises pursuant to the same provisions and requirements of the Lease as would apply to surrender of the Premises upon expiration of the Lease. Tenant shall deliver to Landlord any plans and specifications, maintenance records, warranties, permits, approvals and licenses pertaining to the Surrender Space or to any improvements remaining thereon, or to both (but not pertaining to Tenant’s business conducted therein) in the possession of Tenant. All of the terms, covenants, agreements and conditions of the Lease remain in full force and effect with respect to the Surrender Space through the Surrender Date.  Tenant shall continue to pay all rent and monetary obligations that accrue through and including the Surrender Date, as such become due and payable under the Lease.  As of 11:59 p.m. on the Surrender Date, the surrender of the Surrender Space will be deemed effective and the monetary obligations with respect to the Surrender Space shall be prorated, billed and payable in the manner provided in the Lease, in the same manner as would apply if the term of the Lease expired on the Surrender Date with respect to the Surrender Space. If Tenant vacates the Surrender Space, but leaves any property, trash or debris therein, or if there is any damage to the Surrender Space beyond reasonable wear and tear, then the costs incurred by Landlord in the removal or repair of such items, as the case may be, shall be billed directly to Tenant as additional rent.   Notwithstanding any provision of this Third Amendment to the contrary, in the event that Tenant fails timely to vacate and deliver exclusive possession of the Surrender Space to Landlord by the Surrender Date as required under the Lease, except as amended by this Third Amendment, Tenant shall be deemed to be holding over with respect to the Surrender Space and such possession shall be a tenancy at sufferance under the terms of the Lease.

3.1           Release Of Liability and Claims.  Contingent upon Landlord and Tenant fully performing the covenants and provisions contained herein and in the Lease, then, except as otherwise contained herein, on the Surrender Date (or if Tenant holds over in the Surrender Space, such later date as Tenant actually surrenders possession of the Surrender Space). Landlord and Tenant shall be fully and unconditionally released and discharged from their respective obligations arising from or connected with the Lease with respect to the Surrender Space. Tenant, for itself, and on behalf of any third party claiming by, on behalf of or after Tenant, hereby releases any rights or claims to occupancy of the Surrender Space and/or any benefit thereof, arising out of in connection with the Lease after the Surrender Date.

3.2           Disclaimer.  The Lease provides for payment of Tenant’s Share of Operating Expenses periodically on an estimated basis with adjustment to the actual amounts due at some time in the future.  Tenant has not received a final calculation of the actual amount due for the period of time ending on the Surrender Date with respect to the Surrender Space. Accordingly, Tenant understands and agrees that:

a)           Landlord’s estimate or allocation of anticipated increases in payments owed for Tenant’s Share of Operating Expenses is only an estimate by Landlord and is not intended nor shall be construed as a limitation or ceiling upon the actual amounts which may be due;

b)           Tenant shall be solely responsible for payment of Tenant’s Share of Operating Expenses with respect to the Surrender Space through and including the Surrender Date (or if Tenant holds over in the Surrender Space, such later date as Tenant actually surrenders possession of the Surrender Space) by virtue of such adjustments and shall be solely entitled to any refunds resulting from such adjustments, even if such calculations are rendered to Tenant by Landlord after the Surrender Date; and

c)           The final reconciliation of Tenant’s Share shall not be completed until after the year end of the calendar year for which such computations are to be made, after which computation has been completed, Landlord shall notify Tenant of any adjustment in Additional Rent due for the balance of the period Tenant is in possession of the Surrender Space, computed to and including the Surrender Date (or if Tenant holds over in the Surrender Space, such later date as Tenant actually surrenders possession of the Surrender Space).

4.
Expansion Date and Expansion Term.  The lease of the Expansion Space shall be effective, and Landlord shall deliver possession of Expansion Space to Tenant for occupancy upon, the date which is the next business day after Substantial Completion (as hereinafter defined) of the Landlord Work contemplated in Exhibit B (“Expansion Date”) and, upon such delivery, the Expansion Space shall become a part of the “Premises” as defined in the Lease. The anticipated Expansion Date is February 15, 2010.  In the event of any Tenant Delay (as such term is defined in Exhibit B), in addition to any other remedies available to Landlord under the Lease or applicable law, the Expansion Date shall be the next business day after the date the Improvements would have been Substantially Completed had no such Tenant Delay occurred. Landlord and Tenant shall promptly execute an amendment to the Lease, confirming the finalized Expansion Date and Expansion Term as soon as they are determined. For purposes of establishing the Expansion Date, Substantial Completion shall be defined as and the Landlord

Work shall be deemed “Substantially Complete”, when the Landlord Work as described in Exhibit B is complete and the City of Los Angeles has issued a final sign-off on all building permits for such Landlord Work, except for millwork or minor, insubstantial details of construction, corrective work or decoration of a purely cosmetic nature or mechanical adjustments which remain to be done which taken together will not materially interfere with Tenant’s quiet enjoyment and full utilization of the entirety of the Expansion Space (“Punchlist Matters”) and Landlord shall have delivered possession of the Expansion Space to the Tenant (which delivery shall have occurred upon delivery of the keys to the Expansion Space to Tenant).  Substantial Completion shall be deemed to have occurred notwithstanding a requirement to complete Punchlist Matters.  Landlord shall provide Tenant with notice of Landlord’s estimate of Substantial Completion approximately ten (10) business days prior to Landlord’s good faith estimate of when Substantial Completion is expected to occur (which notice requirement, notwithstanding any contrary provisions of the Lease, may be satisfied by delivering notice to the person identified as Tenant’s representative in Section 6.1 of Exhibit B attached hereto), provided that such notice shall represent Landlord’s good faith estimate only and shall not constitute a representation, warranty or covenant as to Substantial Completion occurring on the particular date stated in the notice; such notice shall have no bearing on establishment of the Expansion Date; and Landlord shall have no liability in the event Landlord’s good faith estimate is inaccurate. However, Substantial Completion cannot occur unless Landlord shall have given the notice to Tenant of the anticipated Substantial Completion date approximately ten (10) business days prior to the good faith estimate of the Substantial Completion date.

Tenant’s taking possession of the Expansion Space and/or commencing Tenant’s normal business operations in the Expansion Space shall be deemed conclusive evidence that, as of the Expansion Date, Landlord has Substantially Completed the Tenant Improvements contemplated hereunder, except for any Punchlist Matters (as such term is defined in Exhibit B attached hereto) to be completed as identified on the Punchlist prepared by Landlord pursuant to Exhibit B.

If for any reason (including any Tenant Delay or Landlord’s inability to complete the Improvements called for hereunder) Landlord is unable to deliver possession of the Expansion Space to Tenant on the anticipated Expansion Date, this Third Amendment shall not be void or voidable, nor shall Landlord be liable to Tenant for any damage resulting from Landlord’s inability to deliver such possession.  However, Tenant shall not be obligated to pay the Fixed Monthly Rent or Additional Rent that Tenant is required to pay for the Expansion Space pursuant to this Third Amendment until the next business day after Substantial Completion, subject to any Tenant Delay.  Except for such delay in the commencement of Rent (but subject to any acceleration of the Expansion Date as a result of any Tenant Delay), Landlord’s failure to give possession on the anticipated Expansion Date shall in no way affect Tenant’s obligations hereunder. If possession of the Expansion Space is not tendered by Landlord within forty-five (45) days after the anticipated Expansion Date, then, subject to any Tenant Delay, Tenant shall have the right to terminate the terms of this Third Amendment only (and not the Lease) by giving written notice to Landlord within ten (10) days after such failure. Landlord shall have ten (10) business days after receipt of such notice to cure such failure and, if Landlord has not cured the matter within such time period (subject to any Tenant Delay), the entire Lease shall terminate upon a second (2nd) written notice from Tenant after such failure to cure.  If such notice of termination is not so given by Tenant within said ten (10) day time period, then this Third Amendment shall continue in full force and effect.

If, due to Force Majeure, Landlord is unable to tender possession of the Expansion Space within sixty (60) days after the anticipated Expansion Date (but subject to a day for day extension for each day of a Tenant Delay), then this Third Amendment and the rights and obligations of Landlord and Tenant under this Third Amendment only shall terminate automatically, without further liability by either party to the other, and without further documentation being required.

5.
Expansion of Premises.  As of the Expansion Date, the definition of the Premises shall be revised to include both Suite 688 and the Expansion Space and the same shall be renamed Suite 650, and wherever in the Lease the word “Premises” is found, it shall thereafter refer to both Suite 688 and the Expansion Space together, as if the same had been originally included in said Lease. As of the Expansion Date, the Usable Area of the Premises shall increase from 3,883 square feet to 4,730 square feet and the Rentable Area of the Premises shall increase from 4,721 square feet to 5,739 square feet.

Landlord engaged an independent third party space plan audit firm to measure the Usable Area of the Expansion Space in accordance with the June, 1996 standards published by  Building Owners’ and Managers’ Association (“BOMA”).  Based upon such re-measurement Landlord has been advised that the accurate Usable Area of the Expansion Space is approximately 3,603 square feet. Based on Landlord’s deemed load factor as indicated herein below, the corrected Rentable Area of the Expansion Space is hereby agreed to be approximately 4,331 square feet.  Landlord and Tenant agree that Landlord is utilizing an add-on factor of 20.20% to compute the Rentable Area of the Expansion Space.  Rentable Area herein is calculated as 1.2020 times the estimated Usable Area, regardless of what the actual square footage of the common areas of the Building may be, and whether or not they are more or less than 20.20% of the total estimated Usable Area of the Building. The purpose of this calculation is solely to provide a general basis for comparison and pricing of this space in relation to other spaces in the market area.

6.
Revision in Fixed Rent.  Commencing on the Expansion Date, and continuing through the last calendar day of the twelfth (12th) calendar month of the Expansion Term, the Fixed Monthly Rent payable by Tenant for the Premises shall be $23,242.95 per month.

Commencing the first calendar day of the thirteenth (13th) calendar month of the Expansion Term, and continuing through the last calendar day of the twenty-fourth (24th) calendar month of the Expansion Term, the Fixed Monthly Rent payable by Tenant for the Premises shall increase from $23,242.95 per month to $23,940.24 per month.

Commencing the first calendar day of the twenty-fifth (25th) calendar month of the Expansion Term, and continuing through the last calendar day of the thirty-sixth (36th) calendar month of the Expansion Term, the Fixed Monthly Rent payable by Tenant for the Premises shall increase from $23,940.24 per month to $24,658.45 per month.

Commencing the first calendar day of the thirty-seventh (37th) calendar month of the Expansion Term, and continuing through the last calendar day of the forty-eighth (48th) calendar month of the Expansion Term, the Fixed Monthly Rent payable by Tenant for the Premises shall increase from $24,658.45 per month to $25,398.20 per month.

Commencing the first calendar day of the forty-ninth (49th) calendar month of the Expansion Term, and continuing through the last calendar day of the sixtieth (60th) calendar month of the Expansion Term, the Fixed Monthly Rent payable by Tenant for the Premises shall increase from $25,398.20 per month to $26,160.14 per month.

7.	Revision to Tenant’s Share. As of the Expansion Date, Tenant’s Share, solely as it relates to the Expansion Space, shall be 4.82%.

8.	Revision to Base Year. As of the Expansion Date, the Base Year for Tenant’s payment of increases in Operating Expenses solely for the Expansion Space shall be calendar year 2010.

As of July 1, 2011, the Base Year for Tenant’s payment of increases in Operating Expenses, solely as it relates to Suite 688, shall be calendar year 2011.

9.
Modification to Security Deposit.  Landlord acknowledges that it currently holds the sum of $19,745.37 as a Security Deposit under the Lease, which amount Landlord shall continue to hold throughout the Expansion Term, unless otherwise applied pursuant to the provisions of the Lease.  Concurrent with Tenant’s execution of this Third Amendment, Tenant shall tender the sum of $81,414.77, which amount Landlord shall add to the Security Deposit already held by Landlord, so that thereafter, subject to application of such amounts to Fixed Monthly Rent as provided in Section 9.1, below, Landlord shall hold a total of $101,160.14 as a Security Deposit on behalf of Tenant. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other laws, statutes, ordinances or other governmental rules, regulations or requirements now in force or which may hereafter be enacted or promulgated, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the Security Deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in Lease Article 18, and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of the Lease or the acts or omission of Tenant or any Tenant Party. As used in the Lease a “Tenant Party” shall mean Tenant, any employee of Tenant, or any agent, authorized representative, design consultant or construction manager engaged by or under the control of Tenant.

9.1           Corresponding Reduction to Security Deposit and Rent Offset.

(a)           Subject to Section 9.1(b) below and notwithstanding the foregoing provisions of Section 9 to the contrary, during the Expansion Term, the Security Deposit for the Premises shall be reduced and a portion applied to the Fixed Monthly Rent payable by Tenant for the Premises as follows:

i)           on first calendar day of the forty-ninth (49th) full calendar month after the Expansion Date (“Month 49”) the Security Deposit shall be reduced by the amount of $26,160.14, which shall be applied to Fixed Monthly Rent due for Month 49, so that the balance of the Security Deposit to be held throughout the remainder of the Expansion Term shall be $75,000.00.

(b)           Notwithstanding the scheduled applications to Fixed Monthly Rent set forth above, in the event Tenant commits a material default of any of its obligations under the Lease prior to any of the scheduled applications of the Security Deposit to Fixed Monthly Rent, and such material default continues after any applicable notice and cure period, then the Security Deposit shall thereafter remain on deposit with Landlord in the full amount then held and no additional reduction in the Security Deposit shall occur thereafter.

10.
Parking.  As of the Expansion Date, Tenant shall purchase on a “must-take” basis two (2) unreserved parking permits and shall have the right but not the obligation to purchase an additional twelve (12) unreserved parking permits throughout the Expansion Term at the prevailing monthly Building parking rates in effect, which monthly rates may change from time to time, in Landlord’s sole discretion.

11.
Acceptance of Premises.  Tenant acknowledges that (i) it has been in possession of Suite 688 for four (4) years, and (ii) to the best of Tenant’s knowledge, as of the date hereof, it has no claim against Landlord in connection with Suite 688 or the Lease.  Tenant has made its own inspection of and inquiries regarding the Expansion Space, which is already improved.  Therefore, except for the improvements to be completed by Landlord’s contractor pursuant to Exhibit B, attached hereto and made a part hereof by reference, Tenant accepts the Expansion Space in its “as-is” condition.  Tenant further acknowledges that Landlord has made no currently effective representation or warranty, express or implied regarding the condition, suitability or usability of the Suite 688, Expansion Space or the Building for the purposes intended by Tenant.

12.
Warranty of Authority.  If Landlord or Tenant signs as a corporation or limited liability company or a partnership, each of the persons executing this Third Amendment on behalf of Landlord or Tenant hereby covenants and warrants that the applicable entity executing herein below is a duly authorized and existing entity that is qualified to do business in California; that the person(s) signing on behalf of either Landlord or Tenant have full right and authority to enter into this Third Amendment; and that each and every person signing on behalf of either Landlord or Tenant are authorized in writing to do so.

If either signatory hereto is a corporation, the person(s) executing on behalf of said entity shall affix the appropriate corporate seal to each area in the document where request therefor is noted, and the other party shall be entitled to conclusively presume that by doing so the entity for which said corporate seal has been affixed is attesting to and ratifying this Third Amendment.

13.
Broker Representation.  Landlord and Tenant represent to one another that it has dealt with no broker in connection with this Third Amendment other than Douglas Emmett Management, LLC and CRESA Partners.  Landlord and Tenant shall hold one another harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by the indemnifying party of such representation.  Landlord agrees to pay all commissions due to the brokers listed above created by Tenant’s execution of this Third Amendment.

14.
Confidentiality.  Landlord and Tenant agree that the covenants and provisions of this Third Amendment shall not be divulged to anyone not directly involved in the management, administration, ownership, lending against, or subleasing of the Premises, other than Tenant’s or Landlord’s counsel-of-record or leasing or sub-leasing broker of record.

15.	Governing Law. The provisions of this Third Amendment shall be governed by the laws of the State of California.

16.
Reaffirmation.  Landlord and Tenant acknowledge and agree that the Lease, as amended herein, constitutes the entire agreement by and between Landlord and Tenant relating to the Premises, and supersedes any and all other agreements written or oral between the parties hereto.  Furthermore, except as modified herein, all other covenants and provisions of the Lease shall remain unmodified and in full force and effect.

17.
Storage of Existing Furniture, Fixtures and Equipment from Suite 600. Tenant has informed Landlord that it intends to purchase or otherwise acquire all of the remaining furniture, fixtures and equipment in Suite 600 that were left behind by the previous tenant.  Landlord agrees to store such items for Tenant free of charge in Suite 600 between the date of this Third Amendment and the Expansion Date and use commercially reasonable efforts to assist Tenant in protecting such items from damage while work is being performed by Landlord’s Contractor in such Suite 600.

18.
Submission of Document.  No expanded contractual or other rights shall exist between Landlord and Tenant with respect to the Expansion Space, as contemplated under this Third Amendment, until both Landlord and Tenant have executed and delivered this Third Amendment, whether or not any additional rental or security deposits have been received by Landlord, and notwithstanding that Landlord has delivered to Tenant an unexecuted copy of this Third Amendment.

The submission of this Third Amendment to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or an option for the Tenant to lease the Expansion Space, or otherwise create any interest by Tenant in the Expansion Space or any other portion of the Building other than the original Suite 688 currently occupied by Tenant.  Execution of this Third Amendment by Tenant and its return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this Third Amendment to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this document, effective the later of the date(s) written below.

LANDLORD:	TENANT:
DOUGLAS EMMETT 1993, LLC, a Delaware limited liability company

By:Douglas Emmett Management, LLC,
a Delaware limited liability company,
its Agent
By:Douglas Emmett Management, Inc.,
a Delaware corporation, its Manager
By:/s/ MICHAEL J. MEANS
Michael J. Means, Senior Vice President

Dated:  December 1, 2009

CytRx CORPORATION, a Delaware corporation

By:            /s/ STEVEN A. KRIEGSMAN
Name:_________________________________
Title:_________________________________

Dated:_________________________________

By:             /s/ JOHN Y. CALOZ
Name:_________________________________
Title: _________________________________

Dated:  December 1, 2009